									EXHIBIT A

CAPITAL STRUCTURE/CAPITALIZATION RATIOS OF ENTERGY
AND PUBLIC UTILITY COMPANY SUBSIDIARIES (AS OF 6/30/05) ($ IN THOUSANDS)

	EAI	EGSI	ELI	EMI	ENOI	SERI	EPI	EOI	ETR Consolidated

Common Stock	$ 470	$ 114,055	$ 1,088,900	$ 199,326	$ 33,744	$ 789,350	$ 55	$ 5	$ 2,482
Paid In Capital	591,126	1,157,486	(1,718)	(719)	36,294	-	88,379	995	4,845,037
Accumulated other comprehensive income	-	786	-	-	-	-	-	-	(147,007)
Less Treasury Stock	-	-	(120,000)	-	-	-	-	-	(1,963,387)
Retained Earnings (Accumulated Deficit)	780,393	553,092	53,214	350,005	96,452	104,591	(57,350)	-	5,212,985
Common Equity	1,371,989	1,825,419	1,020,396	548,612	166,490	893,941	31,084	1,000	7,950,110

Preferred-w/o sink	116,350	47,327	100,500	80,381	19,780	-	-	-	395,683
Total Prefered	116,350	47,327	100,500	80,381	19,780	-	-	-	395,683

Long-Term Debt	1,296,071	1,908,013	985,707	695,109	229,910	823,123	-	-	7,843,705
Preferred with sinking fund	-	15,150	-	-	-	-	-	-	15,150
L-T Cap Leases	66,960	27,187	52,600	27	-	23,548	-	-	170,322
Current Cap Leases	51,232	33,516	22,753	46	-	27,716	-	-	135,262
Current L-T debt	147,000	98,000	-	-	30,000	22,989		-	375,286
Notes Payable	-	-	-	-	-	-	-	-	43
Total Debt	1,561,263	2,081,866	1,061,060	695,182	259,910	897,376	-	-	8,539,768

Total Cap	$3,049,602	$3,954,612	$ 2,181,956	$1,324,175	$ 446,180	$1,791,317	$ 31,084	$ 1,000	$ 16,885,561

Equity	45.0%	46.2%	46.8%	41.4%	37.3%	49.9%	100.0%	100.0%	47.1%
Preferred	3.8%	1.2%	4.6%	6.1%	4.4%	0.0%	0.0%	0.0%	2.3%
Debt	51.2%	52.6%	48.6%	52.5%	58.3%	50.1%	0.0%	0.0%	50.6%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%